EXHIBIT 99.1

HEALTHSTREAM, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma combined condensed financial information is based on the historical financial statements of HealthStream, Inc. (the “Company”) and HealthLine Systems, LLC, the legal successor to HealthLine Systems, Inc., “HLS”, after giving effect to the Company’s acquisition of HLS on March 16, 2015 and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial information.

The acquisition of HLS was effective on March 16, 2015, and the results of operations of HLS have been included in the Company’s consolidated financial statements from the date of acquisition. An unaudited pro forma combined condensed balance sheet is not presented herein as HLS’s balance sheet information has been included in the Company’s unaudited condensed consolidated balance sheet as of June 30, 2015.

The unaudited pro forma combined condensed statements of operations for the six months ended June 30, 2015, are presented as if the acquisition of HLS had occurred on January 1, 2014.

The preliminary allocation of the purchase price used in the unaudited pro forma combined condensed financial information is based upon preliminary estimates. These preliminary estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date) as the Company finalizes the valuations of the net tangible and intangible assets acquired in connection with the acquisition of HLS. The Company based the unaudited pro forma combined condensed financial information on available information and on assumptions that management believes are reasonable under the circumstances. Refer to the accompanying “Notes to Unaudited Pro Forma Combined Condensed Financial Information” for a discussion of the assumptions made.

The unaudited pro forma combined condensed financial information has been prepared in conformity with Article 11 of Regulation S-X and is for informational purposes only and does not intend to represent what the Company’s results of operations or financial position would have been had the acquisition of HLS occurred at the beginning of the period presented, or to project the results of operations for any future periods. The unaudited pro forma combined condensed financial information does not reflect any cost savings, synergies, or incremental investments which may result from the acquisition.

The unaudited pro forma combined condensed financial information should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 as filed by the Company with the Securities and Exchange Commission (“SEC”) on February 27, 2015; the audited consolidated financial statements of HLS, included as Exhibit 99.1 within the Current Report on Form 8-K/A filed with the SEC on April 14, 2015 (which was subsequently amended in a Current Report on Form 8-K/A (Amendment No. 2) filed with the SEC on May 18, 2015); and the Current Report on Form 8-K (the “Form 8-K”) filed with the SEC on May 18, 2015 to retrospectively reflect for the periods included in the Form 10-K the addition of HealthStream Provider Solutions as a new reporting segment of the Company which occurred during the first quarter of 2015. The Form 8-K did not modify our previously reported financial statements for the periods reported in the Form 10-K other than the change in business segment presentation.

HEALTHSTREAM, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2015

(in thousands, except per share data)

	Historical
	HealthStream	HealthLine Systems (A)	Pro Forma Adjustments	Note 4	Pro Forma Combined
Revenues, net	$99,301	$4,133	$3,165	(B)	$106,599
Operating costs and expenses:
Cost of revenues (excluding depreciation and amortization)	42,625	577	—		43,202
Product development	10,460	418	—		10,878
Sales and marketing	17,675	484	—		18,159
Other general and administrative expenses	13,678	3,517	(3,575)	(C) (D)	13,620
Depreciation and amortization	7,509	165	729	(E) (F)	8,403

Total operating costs and expenses	91,947	5,161	(2,846)		94,262
Income (loss) from operations	7,354	(1,028)	6,011		12,337
Other income (expense), net	(35)	2	(98)	(G)	(131)

Income (loss) before income tax provision	7,319	(1,026)	5,913		12,206
Income tax provision	3,124	—	2,019	(H)	5,143

Net income (loss)	$4,195	$(1,026)	$3,894		$7,063

Net income (loss) per share, basic	$0.15	$(342)			$0.25

Net income (loss) per share, diluted	$0.15	$(342)			$0.24

Weighted average shares of common stock outstanding:
Basic	28,469	3			28,469

Diluted	28,843	3			28,843

See notes to the unaudited pro forma combined condensed financial information.

HEALTHSTREAM, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma combined condensed statement of operations for the six months ended June 30, 2015, is based on the historical financial statements of HealthStream, Inc. (the “Company”) and HealthLine Systems, LLC, the legal successor to HealthLine Systems, Inc., “HLS”, after giving effect to the Company’s acquisition of HLS on March 16, 2015 and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial information.

The Company accounts for business combinations pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (ASC) 805, Business Combinations. In accordance with ASC 805, the Company uses its best estimates and assumptions to accurately assign fair value to the tangible and intangible assets acquired and liabilities assumed at the acquisition date. Goodwill as of the acquisition date is measured as the excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired.

The Company has made significant assumptions and estimates in determining the preliminary estimated purchase price and the preliminary allocation of the estimated purchase price in the unaudited pro forma combined condensed financial statements. These preliminary estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date) as we finalize the valuations of the net tangible assets, intangible assets and resultant goodwill. The final valuations of identifiable intangible and net tangible assets may change significantly from our preliminary estimates, which could result in material variances between our future financial results and the amounts presented in these unaudited pro forma combined condensed financial statements, including variances in fair values recorded, as well as expenses and cash flows associated with these items.

The unaudited pro forma combined condensed financial information is for informational purposes only and does not intend to represent what the Company’s results of operations would have been had the acquisition of HLS occurred at the beginning of the periods presented, or to project the results of operations for any future periods. The unaudited pro forma combined condensed financial information does not reflect any cost savings, synergies, or incremental investments which may result from the acquisition. The unaudited pro forma combined condensed financial information should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 as filed by the Company with the SEC on February 27, 2015; the audited consolidated financial statements of HLS, included as Exhibit 99.1 within the Current Report on Form 8-K/A filed with the SEC on April 14, 2015 (which was subsequently amended in a Current Report on Form 8-K/A (Amendment No. 2) filed with the SEC on May 18, 2015); and the Current Report on Form 8-K filed with the SEC on May 18, 2015 to retrospectively reflect for the periods included in the Form 10-K the addition of HealthStream Provider Solutions as a new reporting segment of the Company which occurred during the first quarter of 2015. The Form 8-K did not modify our previously reported financial statements for the periods reported in the Form 10-K other than the change in business segment presentation.

The unaudited pro forma combined condensed statements of operations for the six months ended June 30, 2015 give effect to the acquisition of HLS as if it had occurred on January 1, 2014.

HEALTHSTREAM, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION (Continued)

2. ACQUISITION OF HEALTHLINE SYSTEMS, LLC

On March 16, 2015, the Company acquired all of the issued and outstanding membership interests of HLS, a company that specializes in credentialing, privileging, call center, and quality management solutions for the healthcare industry, for approximately $88.1 million in cash (taking into account an estimated closing working capital adjustment, but prior to giving effect to a post-closing working capital adjustment), which the Company funded with cash on hand and borrowings under the Company’s revolving credit facility. The Company acquired HLS to expand its suite of talent management product offerings and solutions to healthcare organizations.

HLS has approximately 70 employees and is headquartered in San Diego, California.

A summary of the purchase price is as follows (in thousands):

Cash paid at closing	$81,379
Cash held in escrow	6,750

Total consideration paid	$88,129

The following table summarizes the preliminary fair value of the assets acquired and liabilities assumed as of the date of acquisition:

(in thousands)
Cash	$54
Accounts receivable, net	3,065
Prepaid assets	746
Property and equipment	200
Deferred tax assets	2,586
Goodwill	42,256
Intangible assets	47,200
Accounts payable and accrued liabilities	(1,886)
Deferred revenue	(6,092)

Preliminary net assets acquired	$88,129

The excess of preliminary purchase price over the preliminary fair values of net tangible and intangible assets will be recorded as goodwill. The preliminary fair values of tangible and identifiable intangible assets and deferred revenue are based on management’s estimates and assumptions. The preliminary fair values of assets acquired and liabilities assumed are considered preliminary and are based on the information that was available at the time of the acquisition. The preliminary fair values of assets acquired and liabilities assumed are subject to change during the measurement period (up to one year from the acquisition date) as we finalize the valuation of these items. Included in the preliminary assets and liabilities is an estimated indemnification asset of $500,000 and a contingent liability of $1.5 million, both are associated with tax liabilities. The contingent liability is measured based on management’s estimate of a range of probable outcomes. The goodwill balance is primarily attributed to the assembled workforce, additional market opportunities from offering HLS’s products, and expected synergies from integrating HLS with other products or other combined functional areas within the Company. The goodwill balance is deductible for U.S. income tax purposes. The net tangible assets include deferred revenue, which was preliminarily adjusted down from a book value at the acquisition date of $15.2 million to an estimated fair value of $6.1 million. The preliminary $9.1 million write-down of deferred revenue will result in lower revenues than would have otherwise been recognized for such services.

The following table sets forth the preliminary components of identifiable intangible assets and their estimated useful lives as of the acquisition date:

(in thousands)	Preliminary fair value	Useful life
Customer relationships	$42,600	13 years
Developed technology	3,700	5 years
Trade names	900	6 years

Total preliminary intangible assets subject to amortization	$47,200

HEALTHSTREAM, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION (Continued)

3. REVOLVING CREDIT FACILTY

In connection with the acquisition of HLS, the Company borrowed $28.0 million against its revolving credit facility. The revolving credit facility matures on November 24, 2017. Borrowings under the revolving credit facility bear interest at either (1) a rate per annum equal to the highest of SunTrust’s prime rate or 0.5% in excess of the Federal Funds Rate or 1.0% in excess of one-month LIBOR (the “Base Rate”), plus an applicable margin, or (2) the one, two, three, or six-month per annum LIBOR for deposits in the applicable currency (the “Eurocurrency Rate”), as selected by the Company, plus an applicable margin. The applicable margin for Eurocurrency Rate loans depends on the Company’s funded debt leverage ratio and varies from 1.50% to 2.00%. The applicable margin for Base Rate loans depends on the Company’s funded debt leverage ratio and varies from 0.50% to 1.50%. The Company elected the one month Eurocurrency Rate for the $28.0 million borrowing. Principal is payable in full at maturity on November 24, 2017, and there are no scheduled principal payments prior to maturity. On June 1, 2015, the Company repaid the $28.0 million revolving credit facility balance from proceeds received in the Company’s public offering of 3,869,750 shares which closed on May 28, 2015.

4. PRO FORMA ADJUSTMENTS

The following pro forma adjustments are included in the Company’s unaudited pro forma combined condensed financial information:

(A)	Reflects the historical amounts of HLS for the period January 1, 2015 through March 15, 2015. Effective March 16, 2015, the financial results of HLS are included within the HealthStream column.

(B)	To add back the revenue reductions resulting from the differences between the preliminary fair value and historical carrying amounts of HLS’s deferred revenues.

(C)	To eliminate acquisition related expenses of $965,000 incurred by the Company and $2.5 million incurred by HLS.

(D)	To eliminate general and administrative expense from HLS subsidiaries not acquired by the Company of $92,000.

(E)	To record amortization expense for the period January 1, 2015 through March 15, 2015 on the identifiable intangible assets acquired in connection with the Company’s acquisition of HLS. The preliminary fair value and estimated useful life of the identifiable intangible assets is as follows:

(in thousands)	Preliminary fair values	Estimated useful life based on preliminary fair values	Amortization based on preliminary fair values
Customer relationships	$42,600	13 years	$683
Developed technology	3,700	5 years	154
Trade name	900	6 years	31

	$47,200		$868

(F)	To eliminate depreciation expense from HLS subsidiaries not acquired by the Company of $57,000, and to record the difference between the historical amounts of HLS’s depreciation expense and the depreciation expense based on the preliminary fair values of the acquired property and equipment of $82,000.

(G)	To reflect the addition of interest expense from borrowings under a revolving credit facility by the Company to fund the acquisition of HLS of $98,000 based on an estimated rate of 1.67% on the $28.0 million borrowing assuming the borrowing was outstanding as of January 1, 2015. The estimated interest rate is based on 1-Month LIBOR rate of 0.17% plus a margin of 1.50%.

(H)	To record the pro forma provision for income taxes at the applicable statutory income tax rates related to the net income of HLS and the effects from the pro forma adjustments.